A Message from Seth Bernstein,

Chief Executive Officer of AllianceBernstein

Client trust is the foundation of a financial services company. As we have seen, trust takes years to establish and constant vigilance to maintain but can be destroyed in a matter of days. Honesty, integrity, and high ethical standards must therefore be practiced on a daily basis in order to protect this most critical asset.

Enhancing our sensitivity to our ethical obligations – putting the interests of our clients first and foremost — and ensuring that we meet those obligations is an imperative for all.

AllianceBernstein has long been committed to maintaining and promoting high ethical standards and business practices. We have prepared this code of business conduct and ethics (the “code”) in order to establish a common vision of our ethical standards and practices. While not an exhaustive guide to the rules and regulations governing our businesses, the code is intended to establish certain guiding principles for all of us. Separately, the firm has in place a series of ethics, fiduciary and business-related policies and procedures, which set forth detailed requirements to which employees are subject. We also have prepared various compliance manuals, which provide in summary form, an overview of the concepts described in more detail both in this code and in our other policies and procedures.

You should take the time to familiarize yourself with the policies in this code and use common sense in applying them to your daily work environment and circumstances. Your own personal integrity and good judgment are the best guides to ethical and responsible conduct. If you have questions, you should discuss them with your supervisor, the general counsel, the chief compliance officer or a representative of the legal and compliance department or human capital.

Our continued success depends on each of us maintaining high ethical standards and business practices. I count on each of you to place our clients’ interests first – and to do so always by applying good ethics and sound judgment in your daily responsibilities.

Seth Bernstein

Message from AB CarVal’s Executive Team

AB CarVal’s greatest assets are the reputation we have built over the years and the trust we have built with investors. Our reputation stems from an unwavering commitment to always act in the best interest of our clients – the AB CarVal funds – and to demonstrate integrity in every aspect of our business dealings.

Each of you has a responsibility to uphold the reputation of the firm. As AB CarVal’s Managing Principals, we, too, commit to upholding the highest standards of integrity and ethical behavior, and we take pride in sharing that responsibility with you. We are all the face of AB CarVal.

When we agreed to become part of AllianceBernstein, we did so with the firm conviction that we were aligning ourselves with an organization that shares this commitment. As Seth Bernstein’s message above points out, client trust is foundational to our business, but it is also delicate and easily damaged. One footfall can have a devastating impact.

This Code lays out the principles that guide us in everything we do. Above all, we have a responsibility to put our clients first – that is, to always act in the best interest of our funds.

We appreciate the time and care you put into understanding the rules that apply to our business, following the policies we put in place to achieve compliance, and seeking out Legal and Compliance when questions arise.

Thank you.

Jody, James and Lucas

Managing Principals of AB CarVal

AB CarVal Investors, L.P.

Code of Business Conduct and Ethics

1.	Introduction		6

2.	The AB CarVal Fiduciary Culture		7

3.	Compliance with Laws, Rules and Regulations		7

4.	Policy Against Discrimination and Sexual and Unlawful Harassment		8

5.	Conflicts of Interest/Unlawful Actions		8

6.	Insider Trading		9

7.	Personal Trading		9

8.	Outside Directorships and Other Outside Activities and Interests		9

	a.	Outside Business Activities Generally	10
	b.	Secondary Employment	10
	c.	Outside Financial or Business Interests	10

9.	Gifts, Entertainment, and Inducement		10

10.	Compliance with Anti-Corruption Laws		11

11.	Political Contribution Activities		11

	a.	By or on behalf of AB Carval	11
	b.	By Employees/Directors	12

12.	“Ethical Wall” Policy		12

13.	Use of Client Relationships		12

14.	Corporate Opportunities and Resources		13

15.	Antitrust and Fair Dealing		13

16.	Recordkeeping and Retention		13

17.	Improper Influence on Conduct Audits		14

18.	Accuracy of Disclosures		14

19.	Confidentiality		14

20.	Protection and Proper Use of AB CarVal Assets		15

21.	Policy of Intellectual Property		15

	a.	Overview	15
	b.	Employees Responsibilities	15
	c.	Company Policies and Practices	15

22.	Regulatory, Investigations, and Litigation		16

	a.	Requests of Information	16
	b.	Types of Inquiries	16
	c.	Responding to Information Requests	17
	d.	Use of Outside Counsel	17
	e.	Regulatory Investigation	17
	f.	Litigation	17

23.	Compliance and Reporting of Misconduct/”Whistleblower” Protection		17

24.	Sanctions		18

25.	Annual Certifications		18

Note on application to AB CarVal:

This Code of Business Conduct and Ethics (the “Code”) applies to AB CarVal Investors, L.P. (“AB CarVal”).

AB CarVal is a wholly owned subsidiary of AllianceBernstein L.P. (“AllianceBernstein” or “AB”). The core principles laid out in this Code apply to all of AB, including AB CarVal. However, this version of the Code has been adapted for AB CarVal employees.

The Appendices to the Code are specific to AB CarVal:

A.	Policy regarding Insider Trading and Management of MNPI

B.	Personal Trading Policy

C.	Policy regarding Outside Business Activities

D.	Procedures for Violations of the Code

Unless otherwise specifically stated, references herein to other policies refer to policies maintained by AB CarVal. Similarly, references herein to legal, compliance and human capital departments, as well as specific committees and individuals, refer to such departments, committees and individuals within AB CarVal.

The Compliance Department of AB CarVal is responsible for administering this Code.

AB CarVal employees should direct any questions regarding the Code to AB CarVal’s Compliance Department or directly to AB CarVal’s CCO.

Note: Certain individuals who are not employees (for example, certain contractors, consultants and interns) are subject to the Code, as communicated to them by Compliance or Human Capital. Solely for purposes of this document, references to “employees” shall include such individuals.

1. Introduction

This Code of Business Conduct and Ethics (the “Code”) summarizes the values, principles and business practices that guide our business conduct. The Code establishes a set of basic principles and expectations to guide all AB CarVal employees, officers and directors, and consultants where applicable. The Code applies to all of our offices worldwide. It is not, however, intended to provide an exhaustive list of all the detailed internal policies and procedures, regulations and legal requirements that may apply to you as an AB CarVal employee.

AB CarVal maintains more detailed policies and procedures addressing many of the topics covered by this Code, which are available via the “Policies & Procedures” link on [AB] CarVal Connects. All AB CarVal employees are responsible for knowing and abiding by the relevant policies.

All individuals subject to the provisions of this Code must conduct themselves in a manner consistent with the requirements and procedures set forth herein. Adherence to the Code is a fundamental condition of service with us or any of our subsidiaries.

AB CarVal Investors, L.P. (“AB CarVal,” “we” or “us”) is a registered investment adviser and acts as investment manager or adviser to to a variety of funds. In this capacity, we serve as fiduciaries. The fiduciary relationship mandates adherence to the highest standards of conduct and integrity.

Personnel acting in a fiduciary capacity must carry out their duties for the exclusive benefit of our clients. Consistent with this fiduciary duty, the interests of clients take priority over the personal investment objectives and other personal interests of AB CarVal personnel. Accordingly:

•

Employees must work to mitigate or eliminate any conflict, or appearance of conflict, between the self-interest of any individual covered under the Code and his or her responsibility to our clients, or to AB CarVal.

•	Employees must never improperly use their position with AB CarVal for personal gain to themselves, their family, or any other person.

The Code is intended to comply with the provisions of the (U.S.) Investment Advisers Act of 1940 (the “Advisers Act”), including Rule 204A-1, which requires registered investment advisers to adopt and enforce codes of ethics applicable to their supervised persons.

2. The AB CarVal Fiduciary Culture

The primary objective of AB CarVal’s business is to provide value, through investment advisory and other financial services, to the funds that are its clients. These funds are held by a wide range of underlying investors including governments, corporations, financial institutions, high net worth individuals and pension funds.

AB requires that all dealings with, and on behalf of existing and prospective clients and investors be handled with honesty, integrity, and high ethical standards, and that such dealings adhere to the letter and the spirit of applicable laws, regulations and contractual guidelines. As a general matter, AB CarVal is a fiduciary that owes its clients a duty of undivided loyalty, and each employee has a responsibility to act in a manner consistent with this duty.

When dealing with or on behalf of a client, every employee must act solely in the best interests of that client. In addition, various comprehensive statutory and regulatory structures such as the 1940 Act, the Advisers Act and the Employee Retirement Income Security Act (“ERISA”) impose specific responsibilities governing the behavior of personnel in carrying out their responsibilities. AB CarVal and its employees must comply fully with these rules and regulations. Legal and Compliance Department personnel are available to assist employees in meeting these requirements.

All employees are expected to adhere to the high standards associated with our fiduciary duty, including care and loyalty to clients, competency, diligence and thoroughness, and trust and accountability. Further, all employees must actively work to avoid the possibility that the advice or services we provide to clients is, or gives the appearance of being, based on the self-interests of AB CarVal or its employees and not the clients’ best interests.

Our fiduciary responsibilities apply to a broad range of investment and related activities, including sales and marketing, portfolio management, securities trading, allocation of investment opportunities, client service, operations support, performance measurement and reporting, new product development as well as your personal investing activities. These obligations include the duty to avoid material conflicts of interest (and, if this is not possible, to provide full and fair disclosure to clients in communications), to keep accurate books and records, and to supervise personnel appropriately. These concepts are further described in the Sections that follow.

3. Compliance with Laws, Rules and Regulations

AllianceBernstein, including AB CarVal, has a long-standing commitment to conduct its business in compliance with applicable laws and regulations and in accordance with the highest ethical principles. This commitment helps ensure our reputation for honesty, quality, and integrity. All individuals subject to the Code are required to comply with all such laws and regulations. All U.S. employees, as well as non-U.S. employees who act on behalf of U.S. clients or funds, are required to comply with the U.S. federal securities laws. The U.S. securities laws that apply to AB CarVal or other AB affiliates include, but are not limited to, the 1940 Act, the Advisers Act, ERISA, the Securities Act of 1933 (“Securities Act”), the Securities Exchange Act of 1934 (“Exchange Act”), the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to our activities, and any rules adopted thereunder by the Securities and Exchange Commission (“SEC”), Department of the Treasury or the Department of Justice. As mentioned above, as a listed company, AllianceBernstein is also subject to specific rules promulgated by the NYSE. Similarly, our non-US affiliates are subject to additional laws and regulatory mandates in their respective jurisdictions, which must be fully complied with.

Our obligation to comply with all applicable laws, regulations, and rules, and to act in an honest and ethical manner, trumps all other considerations, including the interests of our clients. Policies referenced in this Code provide additional details and requirements to ensure compliance. A violation under any of these policies may be deemed a violation of the Code.

4. Policy Against Discrimination and Sexual and Unlawful Harassment

AB CarVal is committed to providing a working environment free from all forms of discrimination and harassment on the basis of race, color, religion, creed, ancestry, national origin, sex, age, disability, marital status, citizenship status, sexual orientation, gender identity expression, military or veteran status, or any other basis that is by applicable law. Harassment or discrimination by any AB CarVal employee will not be tolerated.

AB CarVal’s policies on nondiscrimination and sexual or unlawful harassment and how to report instances of such conduct can be found in the applicable Employee Handbooks. All employees, officers, and directors are responsible for knowing and abiding by these policies. Anyone who reports in good faith an incident of discrimination or harassment will not be subject to reprisals. Anyone who is found to have engaged in conduct inconsistent with these policies will be subject to appropriate disciplinary action, up to and including termination of employment.

5. Conflicts of Interest/Unlawful Actions

A “conflict of interest” may exist when a person’s private interests are contrary to, or inconsistent with, the interests of AB CarVal’s clients or to the interests of AB CarVal.

A conflict situation can arise when an AB CarVal employee takes actions or has interests (business, financial or otherwise) that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may arise, for example, when an AB CarVal employee, or a member of his or her family,1 receives improper personal benefits (including personal loans, services, or payment for services that the AB CarVal employee performs in the course of AB business) as a result of his or her position at AB CarVal, or gains personal enrichment or benefits through access to confidential information. Conflicts may also arise when an AB CarVal employee, or a member of his or her family, holds a significant financial interest in a company that does an important amount of business with AB CarVal or has outside business interests that may result in divided loyalties or compromise independent judgment. Moreover, conflicts may arise when making securities investments for personal accounts or when determining how to allocate trading opportunities. Conflicts of interest can also arise because of personal relationships with others within or outside AB CarVal (such as family relationships, romantic relationships, or close friendships) that may compromise objectivity and independent judgment.

AB CarVal has adopted policies, procedures, and controls designed to manage conflicts of interest, including the Gift and Entertainment Policy, the Conflicts of Interest Policy, and other policies within the Compliance Manual, copies of which can be found via the Policies & Procedures link on [AB] CarVal Connects. These policies highlight additional potential conflicts of interest.

Conflicts of interest can arise in many common situations, despite one’s best efforts to avoid them.This Code does not attempt to identify all possible conflicts of interest. Literal compliance with each of the specific procedures will not shield you from liability for personal trading or other conduct that violates your fiduciary duties to our clients. All AB CarVal employees are encouraged to seek clarification of, and discuss questions about, potential conflicts of interest. If you have questions about a particular situation or become aware of a conflict or potential conflict, you should bring it to the attention of your supervisor, the General Counsel, the Chief Compliance Officer or a representative of the Legal and Compliance Department or Human Capital.

In addition to the specific prohibitions contained in the Code, you are, of course, subject to a general requirement not to engage in any act or practice that would defraud our clients. This general prohibition (which also applies specifically in connection with the purchase and sale of a Security held or to be acquired or sold) includes:

•	Making any untrue statement of a material fact or employing any device, scheme, or artifice to defraud a client;

•

Omitting to state (or failing to provide any information necessary to properly clarify any statements made, in light of the circumstances) a material fact, thereby creating a materially misleading impression;

[1]

For purposes of this section of the Code, unless otherwise specifically provided, (i) “family” means your spouse/domestic partner, parents, children, siblings, in-laws by marriage (i.e., mother-in-law, father-in-law, son-in-law, and/or daughter-in-law) and anyone whoshares your home; and (ii) “relative” means members of your family (as defined), your aunts and uncles, and your first cousins.

•	Accepting any compensation for the purchase or sale of any property to or for a fund or other client account;

•	Making investment decisions, changes in research ratings and trading decisions other than exclusively for the benefit of, and in the best interest of, our clients;

•

Using information about investment or trading decisions or changes in research ratings (whether considered, proposed or made) to benefit or avoid economic injury to you or anyone other than our clients;

•

Taking, delaying or omitting to take any action with respect to any research recommendation, report or rating or any investment or trading decision for a client in order to avoid economic injury to you or anyone other than our clients;

•

Purchasing or selling a security on the basis of knowledge of a possible trade by or for a client with the intent of personally profiting from personal holdings in the same or related securities (“front-running” or “scalping”);

•

Revealing to any other person (except in the normal course of your duties on behalf of a client) any information regarding securities transactions by any client or the consideration by any client of any such securities transactions; or

•	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on a client or engaging in any manipulative practice with respect to any client.

AB CarVal requires all employees and directors to disclose any Conflicts of Interests that any person may become aware of upon joining AB CarVal or during their course of employment or board service. These disclosures must be made to the Compliance Department through ComplySci.

6. Insider Trading

There are instances where AB CarVal employees may have confidential “inside” information about a company with which we do business, or about a company in which we may invest on behalf of clients that is not known to the investing public. AB CarVal employees must maintain the confidentiality of such information. If a reasonable investor would consider this information important in reaching an investment decision, the AB CarVal employee with this information must not buy or sell securities of any of the companies in question or give this information to another person who trades in such securities.

AB CarVal specifically prohibits all employees from engaging in insider trading.

The Policy regarding Insider Trading and Management of MNPI is found in Appendix A.

7. Personal Trading

AB CarVal recognizes the importance to its employees and directors of being able to manage and develop their own and their dependents’ financial resources through long-term investments and strategies. However, because of the potential conflicts of interest inherent in our business, our industry and AB CarVal have implemented certain standards and limitations designed to minimize these conflicts and help ensure that we focus on meeting our duties as a fiduciary for our clients. As a general matter, AB CarVal discourages personal investments by employees in individual securities and encourages personal investments in managed collective vehicles, such as mutual funds.

The Personal Trading Policy is found in Appendix B.

8. Outside Directorships and Other Outside Activities and Interests

Although activities outside of AB CarVal are not necessarily a conflict of interest, a conflict may exist depending upon your position within AB CarVal and AB CarVal’s relationship with the particular activity in question. Outside activities may also create a potential conflict of interest if they cause an AB CarVal employee to choose between that interest and the interests of AB CarVal or any client of AB CarVal.

AB CarVal recognizes that its employees often engage in community service in their local communities and engage in a variety of charitable activities, and it commends such service. However, it is the duty of every AB CarVal employee to ensure that all outside activities, even charitable or pro bono activities, do not constitute a conflict of interest or are not otherwise inconsistent with employment by AB CarVal. Specific guidelines for what requires prior approval and/or ongoing disclosure are laid out below.

a.	Outside Business Activities Generally

The Policy regarding Outside Business Activities is found in Appendix C.

b.	Secondary Emplyment

AB CarVal discourages employees from committing to secondary employment, particularly if it poses any conflict in meeting the employee’s ability to satisfactorily meet all job requirements and business needs. Before an AB CarVal employee accepts a second job, that employee must:

•	Complete and submit a request for Outside Business Activity Approval via ComplySci

•	Ensure that AB CarVal’s business takes priority over the secondary employment;

•	Ensure that no conflict of interest exists between AB CarVal’s business and the secondary employment; and

•	Require no special accommodation for late arrivals, early departures, or other special requests associated with the secondary employment.

New employees with pre-existing relationships are required to ensure that their affiliations conform to these restrictions and must obtain the requisite approvals. On a periodic basis, such employees will be required to confirm that the circumstances of the approved activities have not changed.

Refer to the complete Policy regarding Outside Business Activities in Appendix C.

c.	Outside Financialor Business Interests

AB CarVal employees should be cautious with respect to personal investments that may lead to conflicts of interest or raise the appearance of a conflict. Conflicts of interest in this context may arise in cases where an AB CarVal employee, a member of his or her family, or a close personal acquaintance, holds a substantial interest in a company that has significant dealings with AB CarVal or any of its subsidiaries either on a recurring or “one-off” basis. For example, holding a substantial interest in a family-controlled or other privately-held company that does business with, or competes against, AB CarVal may give rise to a conflict of interest or the appearance of a conflict. In contrast, holding shares in a widely held public company that does business with AB CarVal from time to time may not raise the same types of concerns. Prior to making any such personal investments, AB CarVal employees must preclear the transaction via ComplySci, in accordance with the Personal Trading Policy in Appendix B.

AB CarVal employees should also be cautious with respect to outside business interests that may create divided loyalties, divert substantial amounts of their time and/or compromise their independent judgment. If a conflict of interest arises, you should report it to your supervisor, the General Counsel, Chief Compliance Officer and/or other representative of the Human Capital or Legal and Compliance Department. Business transactions that benefit relatives or close personal friends, such as awarding a service contract to them or a company in which they have a controlling or other significant interest, may also create a conflict of interest or the appearance of a conflict. Employees must consult their supervisor and/or the General Counsel, Chief Compliance Officer or other representative of the Human Capital or Legal and Compliance Department before entering into any such transaction. New employees that have outside financial or business interests (as described herein) should report them as required and bring them to the attention of their supervisor immediately.

For more detail, refer to the complete Policy regarding Outside Business Activities in Appendix C.

9. Gifts, Entertainment, and Inducements

Business gifts and entertainment are designed to build goodwill and sound working relationships among business partners. However, under certain circumstances, gifts, entertainment, favors, benefits, and/or job offers may be or appear to be attempts to “purchase” favorable treatment. Accepting or offering such inducements could raise doubts about an employee’s ability to make independent business judgments in our clients’ or AB CarVal’s best interests. For example, a problem would arise if (i) the receipt by an employee of a gift, entertainment or other inducement would compromise, or could be reasonably viewed as compromising, that individual’s ability to make objective and fair business decisions on behalf of AB CarVal or its clients, or (ii) the offering by an AB Carval employee of a gift, entertainment or other inducement appears to be an attempt to obtain business through improper means or to gain any special advantage in our business relationships through improper means.

These situations can arise in many different circumstances (including with current or prospective suppliers and clients).

Employees should keep in mind that certain types of inducements may constitute illegal bribes, pay-offs or kickbacks. In particular, the rules of various securities regulators place specific constraints on the activities of persons involved in the sales and marketing of securities.

AB CarVal has adopted the Gift and Entertainment Policy to address these and other matters. Employees must familiarize themselves with this policy and comply with its preclearance and reporting requirements. A copy of this policy can be found via the “Policies & Procedures” link on [AB] CarVal Connects, and will besupplied by the Compliance Department upon request.

Each employee must use good judgment to ensure there is no violation of these principles. If you have any question or uncertainty about whether any gifts, entertainment or other types of inducements are appropriate, please contact your supervisor or a representative of the Legal and Compliance Department.

10. Compliance with Anti-Corruption Laws

Employees should be aware that AB CarVal strictly prohibits the acceptance, offer, payment or authorization, whether directly or via a third party, of any bribe, and any other form of corruption,whether involving a government official or an employee of a public or private commercial entity. Therefore, it is the responsibility of all AB employees to adhere to all applicable anti-corruption laws and regulations in the jurisdictions in which they do business, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and similar international laws regulating payments to public and private sector individuals (collectively, the “Anti-Corruption Laws”).

We expect all AB CarVal employees to refuse to make or accept questionable and/or improper payments. As a component of this commitment, no employee may give money, gifts, or anything else of value (which include providing jobs or internships) to any official or any employee of a governmental or commercial entity if doing so could reasonably be construed as an attempt to provide AB CarVal with an improper business advantage. In addition, any proposed payment or gift to a government official, including employees of government-owned or controlled enterprises (e.g., sovereign wealth and pension funds, public utilities, and national banks), must be reviewed in advance by a representative of the Legal and Compliance Department, even if such payment is common in the country of payment (see discussion of the Anti-Corruption Laws below and in the Anti-Bribery Policy). Employees should be aware that they do not actually have to make the payment to violate AB CarVal’s policy and the law — merely offering, promising or authorizing it will be considered a violation.

In order to ensure that AB CarVal fully complies with the requirements of the Anti-Corruption Laws, employees must be familiar with the Anti-Bribery Policy. Generally, the Anti-Corruption Laws make it illegal (with civil and criminal penalties) for AB CarVal, and its employees and agents, to provide anything of value to public or private sector employees, directly or indirectly, for the purpose of obtaining an improper business advantage (which can include improperly securing government licenses and permits). Accordingly, the use of AB Carval funds or assets (or those of an AB CarVal client or any third party) to make a payment directly or through another person or company for any illegal, improper and/or corrupt purpose is strictly prohibited.

It is often difficult to determine at what point a business courtesy extended to another person crosses the line into becoming excessive, and what ultimately could be considered a bribe. Therefore, no entertainment or gifts may be offered to, or travel or hotel expenses paid for, any public official, including employees of government-owned or controlled enterprises, under any circumstances, without the express prior written approval (e-mail correspondence is acceptable) of the General Counsel, Chief Compliance Officer, or their designees in the Legal and Compliance Department.

11. Political Contribution/Activities

a.	By or on behalf of AB CarVal

Election laws in many jurisdictions generally prohibit political contributions by corporations to candidates. Many local laws also prohibit corporate contributions to local political campaigns. In accordance with these laws, AB CarVal does not make direct contributions to any candidates for national or local offices where applicable laws make such contributions illegal. In these cases, contributions to political campaigns must not be, nor appear to be, made with or reimbursed by AB CarVal assets or resources, which include (but are not limited to) AB facilities, personnel, office supplies, letterhead, telephones, electronic communication systems and fax machines. This means that AB CarVal office facilities may not be used to host receptions or other events for political candidates or parties which include any fundraising activities or solicitations. In limited circumstances, AB CarVal office facilities may be used to host events for public office holders as a public service, but only where steps have been taken (such as not providing to the office holder a list of attendees) to avoid the facilitation of fundraising solicitations either during or after the event, and where the event has been pre-approved in writing by the General Counsel.

Please see the Gift and Entertainment Policy, which can be found via the “Policies & Procedures” link on [AB] CarVal Connects, for a discussion relating to political contributions suggested by clients.

b.	(b) By Employees/Directors

Employees who hold or seek to hold political office must do so on their own time, whether through vacation, after work hours or on weekends. Additionally, the employee must notify the General Counsel or Chief Compliance Officer prior to running for political office to ensure that there are no conflicts of interest with AB CarVal business.

Employees may make personal political contributions as they see fit in accordance with all applicable laws and the guidelines in the Gift and Entertainment Policy, the Political Contribution (“Pay to Play”) Policy, as well as the preclearance requirement as described below.

Several (U.S.) states and localities have enacted “pay-to-play” laws. Some of these laws could prohibit AB CarVal from entering into a government contract for a certain number of years if a covered employee makes or solicits a covered contribution. Other jurisdictions require AB CarVal to report contributions made by certain employees, without the accompanying ban on business. In certain jurisdictions, the laws also cover the activities of the spouse and dependent children of the covered person. In response to these laws, in addition to SEC Rule 206(4)-5, which also prohibits certain political contributions, AB CarVal has in place a preclearance requirement, under which all employees must preclear with the Compliance Department through ComplySci, all personal political contributions (including those of their spouses and dependent children) made to, or solicited on behalf of, any (U.S.) federal, state or local candidate.

12. “Ethical Wall” Policy

AllianceBernstein has established a policy entitled Insider Trading and Control of Material Non-Public Information (“Ethical Wall Policy”), which addresses the use of information barriers – also known as “Ethical Walls” – in certain situations. This policy was established to prevent the flow of material non-public information about a listed company or its securities from AB employees who receive such information in the course of their employment to those AB employees performing investment management activities. If “Ethical Walls” are in place, AB’s investment management activities may continue despite the knowledge of material non-public information by other AB employees involved in different parts of AB’s business. “Investment management activities” involve making, participating in, or obtaining information regarding purchases or sales of securities of public companies or making, or obtaining information about, recommendations with respect to purchases or sales of such securities.

“Ethical Walls” will generally not exist within AB CarVal.

The Ethical Wall Policy, as well as the key principles for its application to AB CarVal and its employees, has been laid out Section 8 of the Policy regarding Insider Trading and Management of MNPI, found in Appendix A. Given AB CarVal’s business model and investment management activities, it is critical that AB CarVal employees understand and adhere to the Ethical Wall Policy.

13. Use of Client Relationships

As discussed previously, AB CarVal owes fiduciary duties to each of its clients. These require that our actions with respect to client assets or vendor relationships be based solely on the clients’ best interests and avoid any appearance of being based on our own self-interest. Therefore, we must avoid using client assets or relationships to inappropriately benefit AB CarVal.

Briefly, AB CarVal regularly acquires services directly for itself, and indirectly on behalf of its clients (e.g.,brokerage, investment research, custody, administration, auditing, accounting, printing and legal services). Using the existence of these relationships to obtain discounts or favorable pricing on items purchased directly for AB CarVal or for clients other than those paying for the services may create conflicts of interest. Accordingly, business relationships maintained on behalf of our clients may not be used to leverage pricing for AB CarVal when acting for its own account unless all pricing discounts and arrangements are shared ratably with those clients whose existing relationships were used to negotiate the arrangement and the arrangement is otherwise appropriate under relevant legal/regulatory guidelines. On the other hand, vendor/service provider relationships with AB CarVal may be used to leverage pricing on behalf of AB CarVal’s clients.

In summary, while efforts made to leverage our buying power are good business, efforts to obtain a benefit for AB CarVal as a result of vendor relationships that we structure or maintain on behalf of clients may create conflicts of interest, which should be escalated to your line manager and Compliance so that they can be reviewed and addressed.

Please also refer to the Conflicts of Interest Policy, which can be found via the “Policies & Procedures” link on [AB] CarVal Connects.

14. Corporate Opportunities and Resources

AB CarVal employees owe a duty to AB CarVal to advance the firms’ legitimate interests when the opportunity to do so arises and to use corporate resources exclusively for that purpose. Corporate opportunities and resources must not be taken or used for personal gain or promotion. Employees are prohibited from:

•	Taking for themselves personally opportunities that are discovered through the use of company property, information or their position;

•	Using company property, information, resources, or their company position for personal gain or promotion;

•	Creating personal websites related to the financial services industry or which promote themselves and their skills based on their responsibilities at AB CarVal;

•

Using company property, information or their company position on personal websites or social media platforms (e.g. YouTube, Twitter, LinkedIn, Facebook, etc.) or other marketing channels in a way that is inconsistent with AB CarVal’s Electronic Communications Policy (including but not limited to the section regarding social media); and

•	Competing with AB CarVal directly or indirectly.

Please also refer to the Gift and Entertainment Policy and the Conflicts of Interest Policy, which can be found via the “Policies & Procedures” link on [AB] CarVal Connects.

15. Antitrust and Fair Dealing

AB CarVal believes that the welfare of consumers is best served by economic competition. Our policy is to compete vigorously, aggressively, and successfully in today’s increasingly competitive business climate and to do so at all times in compliance with all applicable antitrust, competition and fair dealing laws in all the markets in which we operate. We seek to excel while operating honestly and ethically, never through taking unfair advantage of others. Each AB CarVal employee should endeavor to deal fairly with AB CarVal’s customers, suppliers, competitors, and other AB CarVal employees. No one should take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices.

The antitrust laws of many jurisdictions are designed to preserve a competitive economy and promote fair and vigorous competition. We are all required to comply with these laws and regulations. Employees involved in marketing, sales and purchasing, contracts or in discussions with competitors have a particular responsibility to ensure that they understand our standards and are familiar with applicable competition laws. Because these laws are complex and can vary from one jurisdiction to another, employees are urged to seek advice from the General Counsel or Chief Compliance Officer if questions arise. Please also refer to the Gift and Entertainment Policy, which can be found via the “Policies & Procedures” link on [AB] CarVal Connects, for a discussion relating to some of these issues.

16. Recordkeeping and Retention

Properly maintaining and retaining company records is of the utmost importance. Employees are responsible for ensuring that AB CarVal’s business records are properly maintained and retained in accordance with applicable laws and regulations in the jurisdictions where it operates. Employees should familiarize themselves with these laws and regulations. Please see the Books and Records Policy, which can be found via the “Policies & Procedures” link on [AB] CarVal Connects, for more information.

17. Improper Influence on Conduct of Audits

Employees, and persons acting under their direction, are prohibited from taking any action to coerce, manipulate, mislead, hinder, obstruct or fraudulently influence any external auditor, internal auditor or regulator engaged in the performance of an audit or review of AB CarVal’s financial statements and/or procedures. Employees are required to cooperate fully with any such audit or review.

The following is a non-exhaustive list of actions that might constitute improper influence:

•	Offering or paying bribes or other financial incentives to an auditor, including offering future employment or contracts for audit or non-audit services;

•	Knowingly providing an internal or external auditor or regulator with inaccurate or misleading data or information;

•	Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the company’s accounting;

•	Seeking to have a partner or other team member removed from the audit engagement because such person objects to the company’s accounting;

•	Knowingly altering, tampering or destroying company documents;

•	Knowingly withholding pertinent information; or

•	Knowingly providing incomplete information.

Under the (U.S.) Sarbanes Oxley Law, any false statement—that is, any lie or attempt to deceive an investigator—may result in criminal prosecution.

18. Accuracy of Disclosures

Securities and other laws impose public disclosure requirements on AB CarVal and require it to regularly file reports and financial information and make other submissions to various regulators and stock market authorities around the globe. Such reports and submissions must comply with all applicable legal requirements and may not contain misstatements or omit material facts.

Employees who are directly or indirectly involved in preparing such reports and submissions, or who regularly communicate with the press, investors and analysts concerning AB CarVal, must ensure within the scope of the employee’s job activities that such reports, submissions and communications are (i) full, fair, timely, accurate and understandable, and (ii) meet applicable legal requirements. This applies to all public disclosures, oral statements, visual presentations, press conferences and media calls concerning AB CarVal, its financial performance and similar matters.

19. Confidentiality

Subject to Section 23, employees must maintain the confidentiality of sensitive non-public and other confidential information entrusted to them by AB CarVal or its clients and vendors and must not disclose such information to any persons except when disclosure is authorized by AB CarVal or mandated by regulation or law. However, disclosure may be made to (1) other AB CarVal employees who have a bona fide “need to know” in connection with their duties, (2) persons outside AB CarVal (such as attorneys, accountants or other advisers) who need to know in connection with a specific mandate or engagement from AB CarVal or who otherwise have a valid business or legal reason for receiving it and have executed appropriate confidentiality agreements, or (3) regulators pursuant to an appropriate written request (see Section 22).

Confidential information includes all non-public information that might be of use to competitors, or harmful to AB CarVal or our clients and vendors, if disclosed. The identity of certain clients may also be confidential. Intellectual property (such as confidential product information, trade secrets, patents, trademarks, and copyrights), business, marketing and service plans, databases, records, salary information, unpublished financial data and reports as well as information that joint venture partners, suppliers or customers have entrusted to us are also viewed as confidential information. Please note that the obligation to preserve confidential information continues even after employment with AB CarVal ends.

To safeguard confidential information, employees should observe at least the following procedures:

•

Special confidentiality arrangements may be required for certain parties, including outside business associates and governmental agencies and trade associations, seeking access to confidential information;

•	Papers relating to non-public matters should be appropriately safeguarded;

•	Appropriate controls for the reception and oversight of visitors to sensitive areas should be implemented and maintained;

•	Document control procedures, such as numbering counterparts and recording their distribution, should be used where appropriate;

•	If an employee is out of the office in connection with a material non-public transaction, staff members should use caution in disclosing the employee’s location;

•

Sensitive business conversations, whether in person or on the telephone, should be avoided in public places and care should be taken when using portable computers and similar devices in public places; and

•

E-mail messages and attachments containing material non-public information should be treated with similar discretion (including encryption, if appropriate), and recipients should be made aware of the need to exercise similar discretion.

Nothing herein, or in any contractual confidentiality provision to which any employee is subject, prohibits employees from reporting possible violations of law or regulation to any governmental agency or entity, or self-regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Employees do not need AB CarVal’s prior authorization to make any such reports or disclosures and are not required to notify AB CarVal that they have made such reports or disclosures.

Please see the Privacy Policy, which can be found via the “Policies & Procedures” link on [AB] CarVal Connects, for more information.

20. Protection and Proper Use of AB CarVal Assets

Employees have a responsibility to safeguard and make proper and efficient use of AB CarVal’s property. Every employee also has an obligation to protect AB CarVal’s property from loss, fraud, damage, misuse, theft, embezzlement or destruction. Acts of fraud, theft, loss, misuse, carelessness and waste of assets may have a direct impact on AB CarVal’s profitability. Any situations or incidents that could lead to the theft, loss, fraudulent or other misuse or waste of AB CarVal property should be reported to your supervisor or a representative of the Human Capital or Legal and Compliance Department as soon as they come to an employee’s attention.

21. Policy of Intellectual Property

a.	Overview

Ideas, inventions, discoveries, and other forms of so-called “intellectual property” are becoming increasingly important to all businesses, including ours. Recently, financial services companies have been applying for and obtaining patents on their financial product offerings and “business methods” for both offensive and defensive purposes. For example, business method patents have been obtained for information processing systems, data gathering and processing systems, billing and collection systems, tax strategies, asset allocation strategies and various other financial systems and strategies. The primary goals of the AB policy on intellectual property are to preserve our ability to use our own proprietary business methods, protect our IP investments and reduce potential risks and liabilities.

b.	Employee Responsibilities

•	New Products and Methods. Employees must maintain detailed records and all work papers related to the development of new products and methods in a safe and secure location.

•

Trademarks. Clearance must be obtained from the Legal and Compliance Department before any new word, phrase or slogan, which we consider proprietary and in need of trademark protection, is adopted or used in any written materials. To obtain clearance, the proposed word, phrase or slogan and a brief description of the products or services for which it is intended to be used should be communicated to the Legal and Compliance Department sufficiently well in advance of any actual use in order to permit any necessary clearance investigation.

c.	Company Policies and Practices

•

Ownership. Employees acknowledge that any discoveries, inventions, or improvements (collectively, “Inventions”) made or conceived by them in connection with, and during the course of, their employment belong, and automatically are assigned, to AB CarVal. AB CarVal can keep any such Inventions as trade secrets or include them in patent applications, and Employees will assist AB CarVal in doing so. Employees agree to take any action requested by AB CarVal, including the execution of appropriate agreements and forms of assignment, to evidence the ownership by AB CarVal of any such Invention.

•

Use of Third Party Materials. In performing one’s work for, or on behalf of AB, Employees will not knowingly disclose or otherwise make available, or incorporate anything that is proprietary to a third party without obtaining appropriate permission

•

Potential Infringements. Any concern regarding copyright, trademark, or patent infringement should be immediately communicated to the Legal and Compliance Department. Questions of infringement by AB CarVal will be investigated and resolved as promptly as possible.

By certifying in accordance with Section 26 of this Code, the individual subject to this Code agrees to comply with AB CarVal’s policies and practices related to intellectual property as described in this Section 20.

22. Exceptions from the Code

In addition to the exceptions contained within the specific provisions of the Code, the General Counsel, Chief Compliance Officer (or his or her designee) may, in very limited circumstances, grant other exceptions under any Section of this Code on a case-by-case basis. In these situations, the following may be required as deemed necessary considering the circumstances:

a.	Written Statement and Supporting Documentation

The individual seeking the exception may need to furnish to the Chief Compliance Officer, or designee, as applicable:

1.	A written statement detailing the request or efforts made to comply with the requirement from which the individual seeks an exception;

2.

A written statement containing a representation and warranty that (i) compliance with the requirement would impose a severe undue hardship on the individual and (ii) the exception would not, in any manner or degree, harm or defraud a client, violate the general principles herein or compromise the individual’s or AB CarVal’s fiduciary duty to any client; and/or

3.	Any supporting documentation that the Chief Compliance Officer may require

b.	Compliance Interview

The Chief Compliance Officer (or designee) may conduct an interview with the individual or take such other steps deemed appropriate in order to determine whether granting the exception will not, in any manner or degree, harm or defraud a client, violate the general principles herein or compromise the individual’s or AB CarVal’s fiduciary duty to any client; and shall maintain all written statements and supporting documentation, as well as documentation of the basis for granting the exception.

23. Regulatory Inquiries, Investigations and Litigation

a.	Request for Information

Governmental agencies and regulatory organizations may from time to time conduct surveys or make inquiries that request information about AB CarVal, its customers or others that generally would be considered confidential or proprietary.

All regulatory inquiries concerning AB CarVal are to be handled by the Chief Compliance Officer or General Counsel. Employees receiving such inquiries should refer such matters immediately to the Legal and Compliance Department.

b.	Types of Inquiries

Regulatory inquiries may be received by mail, e-mail, telephone or personal visit. In the case of a personal visit, demand may be made for the immediate production or inspection of documents. While any telephone or personal inquiry should be handled in a courteous manner, the caller or visitor should be informed that responses to such requests are the responsibility of AB CarVal’s Legal and Compliance Department. Therefore, the visitor should be asked to wait briefly while a call is made to the Chief Compliance Officer or General Counsel for guidance on how to proceed. In the case of a telephone inquiry, the caller should be referred to the Chief Compliance Officer or General Counsel or informed that his/her call will be promptly returned. Letter or e-mail inquiries should be forwarded promptly to the Chief Compliance Officer or General Counsel, who will provide an appropriate response.

c.	Responding to Information Requests

Subject to Section 24, under no circumstances should any documents or material be released to a regulator without prior approval of the Chief Compliance Officer or General Counsel. Likewise, no employee should have substantive discussions with any regulatory personnel without prior consultation with either of these individuals.

d.	Use of Outside Counsel

It is the responsibility of the Chief Compliance Officer or General Counsel to retain and provide information to AB CarVal’s outside counsel in those instances deemed appropriate and necessary.

e.	Regulatory Investigations

Any employee that is notified that they are the subject of a regulatory investigation, whether in connection with his or her activities at AB CarVal or at a previous employer, must immediately notify the Chief Compliance Officer or General Counsel.

f.	Litigation

Any receipt of service or other notification of a pending or threatened action against the firm should be brought to the immediate attention of the General Counsel or Chief Compliance Officer. These individuals also should be informed of any instance in which an employee is sued in a matter involving his/her activities on behalf of AB CarVal. Notice also should be given to either of these individuals upon receipt of a subpoena for information from AB CarVal relating to any matter in litigation or receipt of a garnishment lien or judgment against the firm or any of its clients or employees. The General Counsel or Chief Compliance Officer will determine the appropriate response.

24. Compliance and Reporting of Misconduct / “Whistleblower” Protection

No Code can address all specific situations. Accordingly, each employee is responsible for applying the principles set forth in this Code in a responsible fashion and with the exercise of good judgment and common sense. Whenever uncertainty arises, an employee should seek guidance from an appropriate supervisor or a representative of Human Capital or the Legal and Compliance Department before proceeding.

All employees are entitled and encouraged to report concerns regarding potential violations of law or regulation, breach of the firm’s policies and procedures, and behavior that harms or is likely to harm the reputation or financial well-being of CarVal.

All employees should promptly report any practices or actions the employee believes to be inappropriate or inconsistent with any provisions of this Code. In addition, all employees must promptly report any actual violations of the Code to the General Counsel, the Chief Compliance Officer or a designee. Any person reporting a violation in good faith, or asserting any right provided by law or in exercising their duties as set forth in our policies, will be protected against reprisals. If you have information about Code or other AB or AB CarVal policy violations or potentially illegal or unethical activity, contact the General Counsel, Chief Compliance Officer or another member of the Legal and Compliance team.

Reports may be made verbally or in writing to the Compliance Department or to the Human Capital Department. Confidentiality will be preserved to the extent possible and in accordance with applicable legal obligations, and reports may be made anonymously if desired. The Compliance Department will assess issues raised, consulting as appropriate with senior management and/or Human Capital, and escalating issues as warranted, including if necessary and appropriate to the firm’s Audit and Compliance Committee and/or external authorities.

Subject to any legal constraints, AB CarVal will inform the reporting member of staff of the outcome of the preliminary enquiries, full investigation and any further action that has been taken.

Nothing herein, or in any contractual confidentiality provision to which any employee is subject, prohibits employees from reporting possible violations of law or regulation to any governmental agency or entity, or self-regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Employees do not need AB CarVal’s prior authorization to make any such reports or disclosures and are not required to notify A CarVal that they have made such reports or disclosures.

25. Sanctions

Upon learning of a violation of this Code, AB CarVal or AB after consulting with AB CarVal’s General Counsel, Chief Compliance Officer and/or Audit and Compliance Committee, may impose such sanctions as they deem appropriate, including, among other things, restitution, censure, suspension or termination of service. Persons subject to this Code who fail to comply with it may also be violating the U.S. federal securities laws or other federal, state or local laws within their particular jurisdictions.

Appendix D, Procedures for Violations of the Code, for further detail.

26. Annual Certifications

Each person subject to this Code must certify at least annually to the Chief Compliance Officer that he or she has read and understands the Code, recognizes that he or she is subject hereto and has complied with its provisions and disclosed or reported all personal securities transactions and other items required to be disclosed or reported under the Code. The Chief Compliance Officer may require interim certifications for significant changes to the Code.

Appendix A:

Policy Regarding Insider Trading and Management of MNPI

AB CarVal forbids all employees from trading securities, either personally or on behalf of others (including AB CarVal funds), based on material non-public information (MNPI), and from communicating or disseminating MNPI to others in violation of the law. This conduct is commonly referred to as “insider trading.”

This policy applies and extends to employee activities both within and outside their duties at AB CarVal.

1. What does Insider Trading Include?

a.	Trading by an insider (which includes all Enhanced Access Persons) while in possession of MNPI; or

b.	Trading by a non-insider while in possession of MNPI, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

c.	Communicating or disseminating MNPI to others in breach of a fiduciary duty.

2. Who Does the Insider Trading Policy Cover?

Insider Trading Policy covers all AB CarVal employees, their immediate family members, and trusts or corporations directly or indirectly controlled by such persons. It also applies to contractors, interns and temporary employees. In addition, Insider Trading Policy applies to transactions engaged in by corporations in which the employee is 10% or greater stockholder and partnerships in which the employee is a partner, unless the employee has no direct or indirect control over the partnership.

3. What Information is Material?

Whether a fact is material will depend on whether there is a likelihood that a reasonable investor would consider it important to his or her decision to buy or sell the subject security.

Advance knowledge of the following types of information is generally regarded as material:

•	Dividend or earnings announcements;

•	Write-downs or write-offs of assets;

•	Additions to reserves for bad debts or contingent liabilities;

•	Expansion or curtailment of company or major division operations;

•	Merger, joint venture announcements;

•	New product/service announcements;

•	Discovery or research developments;

•	Criminal, civil and government investigations and indictments;

•	Pending labor disputes;

•	Debt service or liquidity problems;

•	Bankruptcy or insolvency problems;

•	Tender offers, stock repurchase plans, etc.;

•	Recapitalization;

•	Offering of Private Investment in Public Equity (“PIPE”); and

•	Any other information that could be deemed material for any potential investor

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

MNPI can come from a variety of sources, including transactions in the loan markets. Employees may not trade securities, either personally or on behalf of others (including AB CarVal funds), based on MNPI, regardless of the source of this information.

Note: Participation in or knowledge of an offering of Private Investment in Public Equity (“PIPE”) may be considered material non-public information. Transactions in the issuer securities (particularly shorting the public equity or any related security) in advance of the private shares registration could be considered insider trading and is strictly prohibited. Prior to participation in a PIPE transaction an employee shall first obtain written approval from the CCO or his or her designee. Should an employee become aware of a PIPE offering he or she shall request the issuer be added to the Restricted List.

4. What Information is Non-Public?

For material non-public information to become public, it must be made available through commonly recognized distribution channels, such as publication in a major newspaper or public filings on the SEC’s website. In addition, the information shall not only be publicly disclosed, but there shall be adequate time for the public to receive and digest the information.

5. Procedures to Follow when Employees Believe They Possess Material Non-Public Information

When an employee acquires material non-public information about a company he or she must contact the Compliance Department to add the company to the Restricted List.

If an employee is in doubt as to whether he or she is in possession of material non-public information, he or she shall consult with the Legal or Compliance Department immediately. The Legal or Compliance Department will determine if the information is likely to be considered material non-public information. If it is determined that the information is material and non-public, the security will be placed on the Restricted List.

Employees shall not discuss any potentially material non-public information with their colleagues, except as specifically required by their position.

6. Market Rumors

Employees are prohibited from creating or passing false rumors or sensational information with the intent to manipulate securities prices or markets.

7. Market Abuse Regulation

Employees are prohibited from engaging in activity that violates the EU’s Market Abuse Regulation. The prohibited activities include:

•

Insider dealing. Insider dealing means the use of inside information to acquire or dispose of financial instruments. While similar to insider trading under US law, the offense of insider dealing does not require a breach of a duty of trust or confidence. There is a rebuttable presumption that a person who has inside information about financial instruments and trades in those financial instruments has used the inside information.

•

Market manipulation. Market manipulation includes giving false or misleading signals as to the supply, demand or price of a financial instrument, disseminating false or misleading information (via the media or other means) in order to give false signals about supply or demand or to secure the financial instrument at an artificial price. Market manipulation may occur through the use of related financial instruments, such as derivatives.

8. AB Ethical Wall Policy and Application to AB CarVal

a.	AB’s “Ethical Wall Policy”

Information barriers restrict the inappropriate dissemination of material nonpublic information. Trading restrictions are instructions preventing employees from trading or recommending trades in a security for all accounts, including client and personal accounts. In most cases, limiting the disclosure of material nonpublic information to those employees who use the information in order to perform their job function (or to those who inadvertently receive it) and preventing trading in the relevant securities by such employees will allow other employees who engage in investment management activities to continue their normal business activities without violating legal restrictions. See 17 C.F.R. § 240.10b5-1(c)(2) (SEC rule providing that an entity may demonstrate that a purchase or sale of securities was not based upon material nonpublic information if it can show that the individual deciding to trade was not aware of the information and that the entity had “implemented reasonable policies and procedures . . . to ensure that individuals making investment decisions would not violate” insider trading laws).

Accordingly, you must honor information barrier and trading restriction instructions that you are provided by the firm. The Legal and Compliance Department is responsible for issuing these instructions. At AB, information barriers and trading restrictions are normally communicated in writing, via a hard copy memo or an email. However, such barriers and restrictions also may be communicated orally if the circumstances require.

Information barrier and trading restriction instructions you receive from the Legal and Compliance Department must not be forwarded to or shared with other employees of the firm. Such instructions shall stay in place until released by the Legal and Compliance Department.

b.	Application to AB CarVal

AB CarVal’s business model thrives on open communication and active collaboration across its various teams, which makes the maintenance of effective information barriers highly impractical. AB CarVal bears the burden of demonstrating that any information barrier is effective, and there is a potential for severe impact on the organization and individual employees if an information barrier is deemed inadequate.

With respect to AB CarVal and its employees, the following principles apply:

i.

A permanent information barrier exists between AB CarVal and other entities and departments within AB. This means that AB CarVal employees must not share material nonpublic information with AB employees outside of AB CarVal. Strict maintenance of this information barrier is vital to the maintaining the ability of the various business units throughout AB to maintain their business activities without undue restrictions or risk of violating the securities laws.

ii.

No information barriers exist within AB CarVal. This means that, if an AB CarVal employee receives MNPI, whether intentionally or inadvertently and whether or not the information is received in connection with the individual’s employment, any resulting trading restrictions will apply across all of AB CarVal.

iii.

Exceptions will occur on a very limited basis. You must not assume that an exception to these principles applies. The Legal and Compliance Department may implement information barriers in limited circumstances, in which case the specific parameters will be communicated to the relevant individuals and strict adherence to all instructions will be required.

Appendix B:

Personal Trading Policy

A. Overview

AB CarVal and its employees are prohibited from engaging in fraudulent and manipulative practices by the Investment Advisors Act and other applicable laws, rules and regulations. These practices include, but are not limited to, insider trading. As such, insider trading is prohibited. Severe penalties exist for firms and individuals that engage in the act of insider trading, including criminal and civil injunctions, punitive damages, disgorgement of profits and incarceration. In addition, allegations of improper trading practices can be expensive to defend against and can damage the firm’s reputation and business relationships, even if the allegations ultimately are proved false.

To mitigate the risk that AB CarVal or an AB CarVal employee will trade in a manner that violates or appears to violate the prohibition on fraudulent and manipulative practices, AB CarVal has adopted the guidelines and procedures described in this section. Specifically, the following restrictions apply to trading:

•

Trades shall not be made on behalf of a fund managed by AB CarVal if the security is on the Restricted List. In limited circumstances, fund trading may be allowed if appropriate information barriers are in place.

•	An employee who becomes aware of material non-public information about a security or issuer must contact the Compliance Department to place the affected security on the Restricted List.

•

All employees must put AB CarVal’s interests ahead of their own when trading for their personal accounts. They must not engage in front running, parallel trading, or excessive trading, and they must obtain approval from the Compliance Department before acquiring an interest in securities in an initial Public Offering (IPO), private placement or limited offering. Moreover, employees must not trade securities for their personal accounts if they know or have reason to know that the issuer has been considered for AB CarVal’s funds in the last 6 months or is likely to be considered for the funds.

•	Employees may not trade a Covered Security without first clearing the trade in accordance with section F below.

•	Employees must report their securities accounts and transactions in accordance with sectionF below.

B. Definitions

“Enhanced Access Person” All AB CarVal employees have been designated as Enhanced Access Persons as they may have access to information regarding the investment activity of AB CarVal. Enhanced Access Persons are subject to the preclearance and reporting requirements for personal trading. Contractors will be evaluated on a case by case basis and may be determined to be an Enhanced Access Person based on the nature and length of their engagement.

“Beneficial Interest” in an account or transaction is defined as having the opportunity to profit directly or indirectly from any account held by:

a.	The employee himself or herself;

b.	Any member of the employee’s immediate family sharing the same household;

c.	Any partnership as to which the employee is a general partner;

d.

Any account as to which (a) the employee is the trustee and such employee or any member of his or her immediate family is a beneficiary, (b) the employee is a beneficiary and controls or shares control of the trust’s investments, (c) the employee is a settler, has the power to revoke the trust without the consent of another person and shares investment control over the trust’s investments.

“Covered Security” is defined as any security except for the following:

a.	Direct obligations of the Government of the United States (treasury bonds, notes and bills);

b.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;

c.	Shares issued by open-ended mutual funds, or similar non-exchange-traded instruments representing an interest in a diversified group of securities;

d.	Shares issued by money market funds;

e.	Interests in 529 college savings plans

What about digital assets?

Some digital assets may be considered securities.2 For purposes of this policy, any digital asset acquired in an initial coin offering (“ICO”) is a Covered Security.3

“Restricted List” means a list of securities in which AB CarVal has Material Non-Public Information. Trading for personal accounts or AB CarVal funds is not allowed in Restricted securities.

“Watch List” means a list of securities and issuer-related securities that are owned by an AB CarVal fund. The Watch List includes all securities and issuer-related securities that are owned by an AB CarVal fund for the period of time that they are owned by the fund plus an additional 90 days. Personal trading is not allowed in Watch List securities.

[2]

The SEC has described “digital assets” as follows: “an asset that is issued and/or transferred using distributed ledger or blockchain technology (“distributed ledger technology”), including, but not limited to, so-called “virtual currencies,” “coins,” and “tokens.” A particular digital asset may or may not meet the definition of “security” under the federal securities laws.” (SEC Risk Alert - The Division of Examinations’ Continued Focus on Digital Assets Securities - February 26, 2021)

[3]

ICO: A process or event in which a company (especially a start-up) attempts to raise capital by selling a new digital asset, which investors may purchase in the hope that the value of the digital asset will increase or to later exchange for services offered by that company.

C. Maintenance of the Restricted List

The Compliance Department maintains the Restricted List. Companies shall be placed on the Restricted List for reasons that may include, but are not limited to, the following:

•

AB CarVal has entered into a confidentiality agreement with the company if AB CarVal receives or is likely to receive non-public information that is material to the company’s publicly traded securities (NOTE: A private company may have publicly traded securities, which generally will have CUSIP numbers assigned to them.);

•

AB CarVal is in possession of material non-public information about the company, which may have been acquired via accessing private-side information on data warehouse sites such as Intralinks and/or other means;

•	AB CarVal has entered into a contractual relationship with the company as an asset manager, if the asset manager is a public company or may offer an IPO, or otherwise has publicly traded securities;

•	AB CarVal employee serves on the board of directors;

•	AB CarVal employee serves on the creditor’s committee or an Ad-Hoc Committee and is privy to non-public information;

•	AB CarVal employee acts in another management capacity at the company;

•	AB CarVal employee inadvertently learns of material non-public information about the company;

•	Any other appropriate reason.

The employee who becomes privy to information that requires a security to be restricted will advise the Compliance Department that the security needs to be added to the Restricted Security List. When in doubt, employees should always consult Compliance and/or Legal.

The Restricted List is for internal use only and its contents shall not be divulged to anyone outside the Company.

D. Trading for AB CarVal Funds

No AB CarVal employee may place a trade on behalf of a fund managed by AB CarVal if the security is on the Restricted List. The Restricted List will be maintained in Black Mountain.

The employee executing the trade is responsible for checking trades against the Restricted List before they are executed.

E. Personal Trading Obligations and Limitations

The following obligations and limitations apply to Enhanced Access Persons’ personal securities transactions.

•

Putting Client Interests First. Investment opportunities that come to the attention of an employee because of his or her association with AB CarVal and in which he or she knows AB CarVal might be expected to participate or have an interest shall first be presented to AB CarVal’s funds before an employee can take advantage of such investment opportunities in his or her personal accounts.

•

Front Running. Employees are prohibited from front running in their personal securities transactions. Front running occurs when an employee uses, or passes to others who use, advance knowledge of an AB CarVal trade to enter into a personal transaction in the same security ahead of or behind AB CarVal’s order and thereby capitalize on the impact of the AB CarVal order.

•

Private Placements, Limited Offerings and Initial Public Offerings. Employees must obtain written approval from the Compliance Department before directly or indirectly acquiring any beneficial ownership in securities in an initial Public Offering (IPO), private placement or limited offering.

•

Limitations on Personal Trade Volume. Employees are discouraged from participating in excessive trading in their personal accounts. The Compliance Department and senior management review the frequency of trading activity for employees to evaluate whether trading activity may interfere with an employee’s work obligations.

•

Watch List Transactions. During the time a security is on the Watch List, Enhanced Access Persons may not purchase or sell the security. The CCO or the CCO’s designee may permit exceptions to this prohibition in limited circumstances.

•

Securities that Have Been or May Be Considered for AB CarVal Funds. Employees are prohibited from trading in securities of issuers that, to the best of the employee’s knowledge and belief, have been considered for AB CarVal’s funds within the last 6 months, or that may be considered for AB CarVal’s funds.

NOTE: In the event that an employee begins to analyze for the funds an issuer whose securities the employee also holds in his or her personal account, the employee must report this fact immediately to his or her manager and the Compliance Department.

g.

AB CarVal and Fund Resources. Firm and fund resources may not be used to support personal trading activity, including expert network calls, internal analysis, company meetings, etc. (see below, Section 14, Corporate Opportunities and Resources.)

F. Personal Trading: Pre-Clearance and Reporting Procedures

Pre-clearance procedures for employee trading and complete, accurate reporting of employees’ personal securities transactions are essential components of AB CarVal’s efforts to avoid actual or apparent trading violations. All Enhanced Access Persons must comply in full with the procedures described below for personal trading.

1.	Pre-Clearance Procedures

No Enhanced Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has any direct or indirect beneficial ownership without first pre-clearing the transaction. Enhanced Access Persons shall pre-clear all trades in the Compliance System (ComplySci) before entering into a transaction in their personal account. If a security is on the Restricted List or Watch List, the employee is not allowed to transact in this security.

Pre-clearance approval is good until the end of that day. If a trade is pre-cleared after the close of the market, approval is good for the next trading day. Regardless of whether an Enhanced Access Person does or does not trade on the date approved, he or she must submit a new pre-clearance request before trading on another date.

For new employees, a 10-day grace period will be given to sell any Watch List securities. After the grace period, the regular restrictions apply. New employees’ accounts are immediately subject to the Restricted List; if a new employee owns a security on the Restricted List, they will not be allowed to sell until the security comes off the Restricted List.

2.	Reporting

a.	Broker Accounts

Enhanced Access Persons must submit account information for all accounts that include or could include Covered Securities in which they have a Beneficial Interest. Where a broker offers electronic feed, the Enhanced Access Person can coordinate with the Compliance Department to set up the feed, which will provide up-to-date account information directly from the broker to ComplySci.

b.	Recording Trading Activity

If the employee uses a broker that does not have electronic feed, the employee must record all trading activity in ComplySci. Employees must provide duplicate statements for non-feeding accounts when requested by the Compliance Department for audit purposes.

c.	Quarterly Certification

No later than 30 days after the end of each calendar quarter (per regulatory requirements), each Enhanced Access Person must submit to the Compliance Department a Quarterly Certification confirming that ComplySci records accurately reflect all holdings and transactions in Covered Securities in which the Enhanced Access Person has a Beneficial Interest. Failure to certify within 30 days is a violation of the Code of Ethics, except in limited circumstances.

3.	Exceptions from Pre-Clearance and Reporting Requirements

The pre-clearance and reporting requirements do not apply to certain transactions, accounts and securities as listed below.

a. Managed Accounts. Purchases or sales in an account over which the employee has no direct or indirect influence or control (e.g., an account managed on a fully discretionary basis by an investment adviser or trustee). Employees will certify annually to their lack of discretion over such accounts.

Examples of direct or indirect influence or control include suggesting purchases or sales of investments to the trustee or third-party discretionary manager; directing purchases or sales of investments; and/or consulting with the trustee or third-party discretionary manager as to the allocation of investments to be made in the account.

b. Employer Stock Option Programs. Transactions involving the exercise and/or purchase by an employee, or an employee’s immediate family member, of securities pursuant to a program sponsored by a company currently or formerly employing the employee or employee’s spouse, e.g. a 401K or ESOP Plan.

c. Automatic Investment Plans. Purchases or sales made automatically in accordance with a predetermined schedule and allocation such as a dividend reinvestment plan.

d. Exempt Securities. Securities noted as exempt from those defined as Covered Securities.

e. ETFs – Exception from Pre-Clearance Only. Trades in exchange-traded funds (ETFs) are not subject to the pre-clearance requirement. ETFs are Covered Securities and must be reported, however.

**	Singapore Appointed Representatives: See the Singapore Supplement for detail on additional Personal trading requirements for appointed representatives.

G. Trading Review and Violations

a.	Review of Transactions

The Compliance Department conducts periodic reviews of trading on behalf of AB CarVal’s funds to ensure compliance with the Code.

Transactions in the personal brokerage accounts of Enhanced Access Persons are subject to periodic review by the Compliance Department. AB CarVal will monitor investment patterns to detect abuses, including the following:

•	Trading based on material non-public information.

•	Trading securities on the Restricted and Watch List.

•	Trades that have not been pre-cleared.

•	Trading securities that have been considered for AB CarVal funds in the last 6 months.

•	Excessive trading.

•	Any other trading patterns in violation of applicable laws and/or this Code.

The Managing Principal responsible for Compliance and Law will monitor the General Counsel/CCO’s personal securities transactions for compliance with the Code of Ethics.

b.	Violations of the Rules for Personal Security Transactions

AB CarVal reserves the right to cancel or require the cancellation of any employee personal account order or execution if it determines that an impropriety or the appearance of an impropriety has occurred. In the event of a cancellation, no profit will be realized by the employee, but losses will be retained by the employee.

Appendix C:

Policy regarding Outside Business Activities

Employees are prohibited from engaging in outside business activities without the prior written approval of the employee’s immediate supervisor and the Compliance Department. Approvals will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. Approval will not be granted for any outside business activities that may give rise to a conflict of interest that cannot be satisfactorily resolved or that otherwise may jeopardize the integrity or reputation of AB CarVal.

CarVal does not require approval of outside activities undertaken by family members. However, disclosure of such activities is required. Employees shall contact the Compliance Department if a family member’s outside activity raises or appears to raise a conflict of interest in connection with their employment or the business activities of AB CarVal.

Whether a particular outside activity may be approved or continued in the future will depend on a variety of factors including the extent to which the proposed activity could violate any law or regulation, interfere with the employee’s responsibilities to AB CarVal, involve prolonged absences during business hours, cause adverse publicity or potential liability, or compete with the interests of AB CarVal or its funds.

Note: Compliance will not approve any employee’s service on a board of directors or trustees or any other management capacity of any unaffiliated public company, unless prior written approval from the CEO of AllianceBernstein has been obtained.

What requires prior written approval?

Outside Employment	• Employment with any other organization
Leadership/Ownership Positions	• Director/Member of the Board
• Officer
• General Partner
• Managing Member, OR
• Owner of 5% or more
Significant Business Activities	• Provides a substantial (greater than 10%) of your time, OR
• Involves a substantial amount (greater than 10%) of your income?
Other Business Activities	Any other activity that
• raises OR
• appears to raise
a conflict of interest in connection with your employment or AB CarVal’s business activities.

What has to be disclosed via annual certification on ComplySci?

1.	Anything that required prior approval.

2.

Certain activities of close family members – Specifically, any Leadership/Ownership Position (as described above) held by an immediate family member who shares your household, as well as any Other Business Activities (as described above) undertaken by an immediate family member who shares your household.

3.

Certain AB CarVal-related roles – Specifically, service on a Creditors’ Committee or Ad Hoc Committee, or as a Director or Officer or Board Observer of any entity in connection with your employment at AB CarVal (NOT including wholly owned AB CarVal SPV entities).

Failure to comply with this policy is a violation of AB CarVal’s Code of Ethics and may have significant consequences, up to an including termination of employment.

Appendix D:

Procedures for Violations of the Code

The following provisions apply where a violation of the Code of Business Conduct and Ethics has been identified. For avoidance of doubt, the policies laid out in Appendices A, B and C are part of the Code and violations of these policies are violations of the Code.

If any violation of AB CarVal’s Code is determined to have occurred, the CCO may impose sanctions and take such actions, including, without limitation, requiring that any trades in question be reversed, requiring the disgorgement of profits, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), and/or imposing a fine. The CCO (after consulting with the designated supervisor of the violator) may also recommend to the Audit and Compliance Committee to make a civil referral to the SEC, make a criminal referral, and/or terminate employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations.

Violation Log

The Compliance Department shall keep a Violation Log which records violations of the Code and actions taken in response to the violations. Each material violation that may constitute a violation of an applicable rule or regulation, may be documented in the employee’s file, depending on the severity of the violation. The Compliance Department will report any material violations of the Code to the Audit and Compliance Committee no less frequently than annually. Procedures for reporting and escalating violations will be subject to the discretion of the Compliance Department and may vary depending on the nature of the violation, the severity of the violation, whether it is a repeat violation, and other relevant considerations.

Compliance has discretion to determine the materiality of any violation.

Response to Violations

Subject to Section 25 of the Code, the following procedures apply.

1. Non-Material Violations

In general, subject to Compliance discretion as set out above, the following procedures will be followed when an employee commits a non-material violation of AB CarVal’s Code:

a.	In response to an initial violation[4] that Compliance determines is non-material, a member of the Compliance Department will call or e-mail the employee and discuss the violation with the employee.

b.

For subsequent violations, depending on the circumstances, there will be escalation, which may include notifying superiors; reporting the matter to the Audit and Compliance Committee and the senior executives; prohibiting the employee from trading in his or her personal account for a set number of days; requiring the employee to ‘break’ a trade and forfeit gains or assume loses; or any other course of action the Compliance Department believes is appropriate given the specific circumstances.

[4]

For the purposes of counting violations, all preclearance failures which are contained in a single Quarterly Transaction Report are considered to be a single violation, since there is only a single opportunity to alert an employee to preclearance failures.

2.	Material Violations

In general, the following procedures will be followed when an employee commits a material violation of the Code:

a.	All material violations of the Code shall be reported to the Audit and Compliance Committee.

b.	The Compliance Department will review the violation and determine who should be involved in resolving the matter and proceed accordingly.